Exhibit 10.68

[AVI BioPharma, Inc. letterhead]

January 29, 2009

Eastbourne Capital Management, L.L.C.

1101 Fifth Avenue, Suite 370

San Rafael, CA 94901

Attention:  Eric Sippel

Re: Letter Agreement Regarding Board of Director Representation

Dear Eric,

This letter will confirm our understanding and agreement regarding the appointment of a person nominated by you (including any successors to the original person nominated by  you, the “Nominee”) to be a member of the Board of Directors of AVI BioPharma, Inc. (the “Company”) in connection with the closing of the financing transactions contemplated by that certain Securities Purchase Agreement dated as of  January 29, 2009 (the “Agreement”),

Pursuant to the powers granted to it under the Bylaws and subject to the conditions set forth below, the Company and the Board of Directors of the Company, at a duly convened meeting of directors, shall take all actions necessary, including increasing the size of the Board of Directors, if necessary, to appoint with immediate effect the Nominee as a director of Company with a term expiring at the next annual meeting of the shareholders of the Company.  In addition, subject to those same conditions, at each meeting of shareholders of the Company, the Nominating and Corporate Governance Committee of the Board of Directors and the Board of Directors (unless otherwise required by the fiduciary duties of the directors) shall (i) nominate the Nominee to stand for election as a director of the Company for a succeeding term in accordance with the Company’s procedures for nomination of directors as provided for in its Bylaws and the charter of the Nominating and Corporate Governance Committee, (ii) recommend such election and solicit proxies in respect thereof and (iii) vote the shares of common stock represented by all proxies granted by shareholders in connection with the solicitation of proxies by the Board of Directors in connection with such meeting in favor of the Nominee’s election, except for such proxies that specifically indicate a vote to withhold authority with respect to the Nominee.  The Company agrees that until the Nominee is appointed to the Board of Directors, the number of directors on the Board shall be  less than the maximum number of directors permitted by the Company’s Bylaws.

While serving on the Board of Directors and any committee thereof, the Nominee shall be entitled to all the rights and privileges of the other directors and committee members, including, without limitation, indemnification, compensation in connection with the Nominee’s service as a director and committee member in accordance with the Company’s policies applicable to all directors and access to the Company’s outside advisors; provided, however, that the Nominee shall not be entitled to participate in or observe and upon the good faith request of the Board of Directors or any such committee shall recuse him or herself from any meeting or portion thereof at which the Board of Directors or any such committee is evaluating and/or taking action with respect to (a) the ownership of shares of common stock and warrants of the Company held by the Nominee or any entity of which the Nominee is an affiliate or (b) any transaction proposed by, or with the Nominee or any such affiliate. The Board of Directors or any such committee shall be entitled to take such actions as it shall deem reasonably necessary or appropriate to carry out the provisions of the preceding sentence.

The foregoing is conditioned on the following: (1) closing of the financing transaction as contemplated in the Agreement, (2) confirmation of the Nominee’s status as an independent director, as such term is used under applicable rules and regulations of the SEC and The Nasdaq Stock Market, and (3) the Nominee’s agreement to abide by the written policies of the Board of Directors and the committees thereof (including, without limitation, the Code of Business Conduct and Ethics), as amended from time to time, and written policies of the Company applicable to members of the Board of Directors (including, without limitation, the Insider Trading Policy, as amended from time to time).

This letter agreement will terminate when investment funds managed by you hold less than 25% of the shares of common stock purchased pursuant to the Agreement, including shares of common stock, if any, acquired upon exercise of the warrants issued under the Agreement.

Sincerely,
AVI BIOPHARMA, INC.

/s/ Les Hudson

Les Hudson, PhD.